Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of September 30, 2005 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2005 are based on the historical financial statements of eBay Inc. and Skype Technologies S.A. after giving effect to eBay’s acquisition of Skype using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of September 30, 2005, for pro forma balance sheet purposes and as of January 1, 2004, for pro forma income statement purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Skype in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of income in future periods or the results that actually would have been realized had eBay and Skype been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of the Skype historical amounts to conform Skype’s financial statement basis of presentation to that followed by eBay. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, eBay’s historical consolidated financial statements included in its Form 10-Q for the nine months ended September 30, 2005, and Skype’s historical consolidated financial statements for the year ended December 31, 2004 and for the six months ended June 30, 2005, which are included as Exhibits 99.2 and 99.3, respectively, to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET OF EBAY AND SKYPE
As of September 30, 2005

	Historical		Pro Forma
	eBay	Skype	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$2,180,598	$22,810	$(1,251,226	)(a)	$952,182
Short-term investments	888,783	—	—		888,783
Accounts receivable, net	274,238	8,508	(1,494	)(j)	281,252
Funds receivable from customers	210,593	—	—		210,593
Restricted cash and investments	33,256	—	—		33,256
Other current assets	403,525	3,221	—		406,746

Total current assets	3,990,993	34,539	(1,252,720)		2,772,812
Long-term investments	827,191	—	—		827,191
Property and equipment, net	762,413	845	—		763,258
Goodwill	3,529,895	—	2,330,425	(b)	5,860,320
Intangible assets, net	490,245	1,224	280,300	(b)	770,545
			(1,224	)(l)
Other assets	25,306	138	—		25,444

	$9,626,043	$36,746	$1,356,781		$11,019,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,726	$15,685	$—		$58,411
Funds payable and amounts due to customers	517,309	—	(1,494	)(j)	515,815
Accrued expenses and other current liabilities	523,584	3,866	14,863	(c)	542,313
Deferred revenue and customer advances	44,222	17,176	—		61,398
Income taxes payable	138,951	—	—		138,951

Total current liabilities	1,266,792	36,727	13,369		1,316,888
Deferred tax liabilities, net	298,197	—	71,474	(d)	369,671
Other liabilities	33,690	—	—		33,690

Total liabilities	1,598,679	36,727	84,843		$1,720,249
Stockholders’ equity:
Convertible Preferred Stock	—	479	(479	)(e)	—
Common Stock	1,360	475	(475	)(e)	2,623
			1,263	(f)
Additional paid-in capital	5,453,627	46,471	(46,471	)(e)	6,779,570
			1,261,312	(f)
			64,631	(f)
Unearned stock-based compensation	(11,862)	(16,519)	16,519	(e)	(67,111)
			(55,249	)(g)
Retained earnings (accumulated deficit)	2,437,290	(31,176)	31,176	(e)	2,437,290
Accumulated other comprehensive income	146,949	289	(289	)(e)	146,949

Total stockholders’ equity	8,027,364	19	1,271,938		9,299,321

	$9,626,043	$36,746	$1,356,781		$11,019,570

The accompanying Notes to Unaudited Pro Forma Condensed Combined
Financial Statements are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME OF EBAY AND SKYPE
For the Nine Months Ended September 30, 2005

	Historical		Pro Forma
	eBay	Skype	Adjustments		Combined
	(In thousands, except for per share data)

Net revenues	$3,223,542	$43,251	$(698	)(j)	$3,266,095
Cost of net revenues	578,584	32,158	937	(g)	610,563
			(698	)(j)
			(418	)(k)

Gross profit	2,644,958	11,093	(519)		2,655,532

Operating expenses:
Sales and marketing	852,239	10,740	5,846	(g)	866,711
			(2,114	)(k)
Product development	224,309	6,182	1,948	(g)	229,359
			(3,080	)(k)
General and administrative	410,016	9,752	1,752	(g)	418,114
			(3,406	)(k)
Payroll tax on employee stock options	9,582	—			9,582
Amortization of acquired intangible assets	77,516	—	43,725	(h)	121,104
			(137	)(l)

Total operating expenses	1,573,662	26,674	44,534		1,644,870

Income (loss) from operations	1,071,296	(15,581)	(45,053)		1,010,662
Interest and other income, net	85,585	124	(25,994	)(a)	59,715
Interest expense	(2,556)	—	—		(2,556)

Income (loss) before income taxes and minority interest	1,154,325	(15,457)	(71,047)		1,067,821
Provision for income taxes	(351,455)	(1,104)	21,584	(i)	(330,975)
Minority interests	(48)	—	—		(48)

Net income (loss)	$802,822	$(16,561)	$(49,463)		$736,798

Net income per share:
Basic	$0.59				$0.53

Diluted	$0.58				$0.52

Weighted average shares:
Basic	1,350,836		32,806		1,383,642

Diluted	1,383,024		34,140		1,417,164

The accompanying Notes to Unaudited Pro Forma Condensed Combined
Financial Statements are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On October 14, 2005, eBay completed the acquisition of Skype Technologies S.A., a global internet communications company. The total estimated purchase price of approximately $2.6 billion includes cash of $1.3 billion and 32.8 million shares of common stock valued at $1.3 billion, plus potential performance-based payments of up to $1.4 billion. In addition, eBay agreed to assume Skype’s stock options outstanding as of the closing date and convert them into options to acquire approximately 1.9 million shares of eBay’s common stock.

The unaudited pro forma condensed combined balance sheet at September 30, 2005 is presented to give effect to eBay’s acquisition of Skype as if the transaction had been consummated on that date. The unaudited pro forma condensed combined balance sheet at September 30, 2005 has been prepared by combining the historical unaudited consolidated balance sheet data of eBay and Skype as of September 30, 2005 to give effect to eBay’s acquisition of Skype using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of income of eBay and Skype for the nine-months ended September 30, 2005 are presented as if eBay’s acquisition of Skype had been consummated on January 1, 2004. The unaudited pro forma condensed combined statements of income of eBay and Skype for the nine-months ended September 30, 2005 have been prepared using the historical consolidated statements of income data of the nine-months ended September 30, 2005 and giving effect to eBay’s acquisition of Skype using the purchase method of accounting and applying the assumptions and adjustments described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

2.	Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $2.6 billion, which was comprised of approximately $1.3 billion in cash and the value of approximately 32.8 million shares of eBay common stock. For accounting purposes, the stock portion of the initial consideration is valued at approximately $1.3 billion based on the average closing price of our common stock surrounding the acquisition announcement date of September 12, 2005. The preliminary fair value of the options assumed was determined using the Black-Sholes model. The estimated total purchase price of the proposed Skype acquisition is as follows (in thousands):

Cash	$1,251,226
Fair value of eBay common stock to be issued	1,262,575
Estimated fair value of assumed options	64,631
Direct transaction costs	14,863

Total preliminary estimated purchase price	$2,593,295

In addition to the initial consideration, the maximum amount potentially payable under the performance-based earn out is approximately €1.1 billion, or approximately $1.4 billion, and is payable in cash or common stock, at eBay’s discretion. The earn-out payments are contingent upon Skype achieving certain net revenue and gross margin-based targets, gross profit-based targets and active user targets. Base earn out payments of up to an aggregate of approximately €877 million, or approximately $1.05 billion, weighted equally among the three targets, is payable if the targets are achieved over any four-quarter period commencing on January 1, 2006 through June 30, 2009. Additional bonus earn out payments of up to an aggregate of approximately €292 million, or approximately $351 million, weighted equally among the three targets, would be payable if Skype exceeds the targets during the calendar year 2008. Any contingent earn out payments made will be accounted for as additional purchase price and will increase goodwill. Any contingent earn-out payments are to be paid in Euros, the Dollar amounts set forth above are based on the exchange rate of €1 to $1.20 as of October 12, 2005.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Skype’s net tangible and identifiable intangible assets based on their estimated fair values as of October 14, 2005. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization on an annualized basis associated with certain assets is as follows (in thousands):

		First Year	Estimated
	Amount	Amortization	Useful Life

Net liabilities assumed	$(1,205)	$—	n/a
Identifiable intangible assets
Registered user base	27,700	5,540	5 years
Existing technology	8,000	4,000	2 years
Trade name	243,800	48,760	5 years
Network access agreements	800	800	1 year
Deferred tax liabilities	(71,474)	—	n/a
Deferred stock-based compensation	55,249	37,505	3 years
Goodwill	2,330,425	—	n/a

Total preliminary estimated purchase price	$2,593,295	$96,605

A preliminary estimate of $280.3 million has been allocated to amortizable intangible assets consisting of registered user base, access and termination agreements, existing technology and trade names with useful lives not exceeding five years.

Deferred tax liabilities of $71.5 million include tax effects of fair value adjustments related to identifiable intangible assets. Upon finalization of the combined company’s legal entity structure additional adjustments to deferred taxes may be required.

Deferred stock-based compensation of $55.2 million represents the portion of the estimated intrinsic value, measured as of October 14, 2005, of Skype employee stock options related to future services that were assumed, as well as the fair value for consultant options assumed which have an estimated weighted average remaining vesting period of approximately 3 years.

A preliminary estimate of $2.3 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determined that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on September 30, 2005 for balance sheet purposes and on January 1, 2004 for statements of income purposes and reflect the following pro forma adjustments:

(a)	To reflect the estimated cash portion of the purchase price and resulting decrease in interest income based on the weighted average rate of return for the periods presented.

(b)	To establish amortizable intangible assets and goodwill resulting from the acquisition.

(c)	To record estimated direct transaction costs incurred by eBay.

(d)	To record deferred tax liability related to identifiable non-goodwill intangible assets at the applicable local statutory rate.

(e)	To eliminate the historical stockholders’ equity of Skype.

(f)	To record the estimated fair value of eBay’s shares of common stock issued and assumed options in the acquisition.

(g)	To record the deferred compensation based on the intrinsic value related to Skype’s unvested employee stock options assumed in connection with the acquisition and the fair value related to Skype’s consultant’s options assumed in connection with the acquisition and to reflect the amortization of the deferred compensation calculated using an accelerated amortization method. The weighted average remaining vesting period of unvested stock options approximates 3 years.

(h)	To record amortization of the intangible assets resulting from the acquisition.

(i)	To record the income tax impact on pro forma adjustment at the statutory tax rate.

(j)	To eliminate intercompany revenue, expenses and balance sheet amounts arising from transactions between Skype and eBay.

(k)	To eliminate the historical deferred compensation expense recorded by Skype related to employee and consultant options.

(l)	To eliminate the historical identifiable intangible assets of Skype and the associated amortization.

Certain reclassifications have been made to conform Skype’s financial statement presentation to eBay’s financial statement presentation.

4.	Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma net income per basic share were computed by adding 32.8 million shares issued as a result of the transaction to eBay’s weighted average shares outstanding. Shares used to calculate unaudited pro forma net income per diluted share were computed by adding 32.8 million shares and approximately 1.3 million equivalent shares related to options assumed for the periods ended September 30, 2005, (using the treasury stock method) to eBay’s weighted average shares outstanding.